Gynecologic Oncology Group (GOG) Phase 2 Study of Advaxis’s Lm-LLO Immunotherapy, ADXS-HPV, for the Treatment of Persistent or Recurrent Cervical Cancer Achieves Safety and Efficacy Criteria

GOG 0265, an NRG Oncology/GOG Study, Will Now Proceed to Enroll Additional Patients Into Stage 2 of the Study

PRINCETON, NJ, January 28, 2015 — Advaxis, Inc. (NASDAQ:ADXS), a clinical-stage biotechnology company developing cancer immunotherapies, announced an update related to the Phase 2 open-label clinical study of ADXS-HPV (ADXS11-001) in patients with persistent or recurrent cervical cancer with documented disease progression being conducted by the Gynecologic Oncology Group (GOG), now part of NRG Oncology. The study, known as GOG 0265, has completed its first stage and has met the predetermined safety and efficacy criteria required to proceed into the second stage of patient enrollment. This trial is being conducted in the U.S. by the GOG, under the sponsorship of the Cancer Therapy Evaluation Program (CTEP) of the National Cancer Institute (NCI).

GOG 0265 is an open-label, single arm 2-stage study designed to evaluate the safety, tolerability and efficacy of ADXS-HPV in approximately 67 patients. Patients receive one cycle (three doses) of ADXS-HPV at 1 x 109 cfu every 28 days. The primary efficacy endpoint is 12-month survival, with secondary efficacy endpoints of progression-free survival, overall survival and objective tumor response. The primary safety endpoints are the number of patients with dose-limiting toxicities and the frequency and severity of adverse effects. Stage 1 enrolled 29 patients and stage 2 is set to enroll another 38. Further information about GOG 0265 can be found on ClinicalTrials.gov, using Identifier NCT01266460.

Dr. Warner Huh, Principal Investigator for GOG 0265 commented, “We are encouraged by the data to date and are looking forward to moving to the second stage of enrollment and completion of the GOG 0265 study. Stage 1 patients that are still alive will continue to be followed for survival.”

David Mauro, MD, Chief Medical Officer of Advaxis stated, “We are very pleased this Phase 2 study of ADXS-HPV in recurrent cervical cancer conducted by the GOG has reached the predefined 12 month survival rate and safety measures to justify opening up the second part of the study to an additional 37 patients.”

Daniel J. O’Connor, President and CEO of Advaxis, commented, “This is one of the most significant milestones that we have reached in the ADXS-HPV clinical development program to date. We are now seeing independent support for the data that we observed in our own Phase 2 clinical trial. Our support for investigator-initiated research like that being done by the GOG exemplifies our strategy to leverage our assets and advance our clinical programs through key collaborations and partnerships with leading clinical research institutions and pharmaceutical companies.”

About the Gynecologic Oncology Group

The Gynecologic Oncology Group (GOG), now part of NRG Oncology, is a non-profit international organization with the purpose of promoting excellence in the quality and integrity of clinical and basic scientific research in the field of Gynecologic malignancies. The GOG is committed to maintaining the highest standards in clinical trials development, execution, analysis and distribution of results. Continuous evaluation of its processes is utilized in order to constantly improve the quality of patient care. The GOG conducts clinical trials for patients with a variety of gynecologic malignancies, including cancers that arise from the ovaries, uterus, cervix, vagina, and vulva. General information on many of these trials for medical professionals and the lay public can be obtained from the clinicaltrials.gov.

NRG Oncology is one of four adult cooperative groups funded under the newly structured NCI National Clinical Trials Network. NRG Oncology is comprised of three legacy cooperative groups, the National Surgical Adjuvant Breast and Bowel Project (NSABP), the Radiation Therapy Oncology Group (RTOG), and the Gynecologic Oncology Group (GOG).

About Advaxis, Inc.

Advaxis is a clinical-stage biotechnology company developing multiple cancer immunotherapies based on its proprietary Lm-LLO platform technology. The Lm-LLO technology, using bioengineered live attenuated Listeria monocytogenes bacteria, is the only known cancer immunotherapy agent shown in preclinical studies to both generate cancer fighting T-cells directed against a cancer antigen and neutralize Tregs and myeloid-derived suppressor cells (MDSCs), that protect the tumor microenvironment from immunologic attack and contribute to tumor growth. Advaxis’s lead Lm-LLO immunotherapy, ADXS-HPV, targets human papillomavirus (HPV)-associated cancers and is in clinical trials for three indications: Phase 2 in invasive cervical cancer, Phase 1/2 in head and neck cancer, and Phase 1/2 in anal cancer. The FDA has granted Advaxis orphan drug designation for each of these three indications. The Company plans to initiate a registrational clinical program for cervical cancer in 2015 and has established licensing partners in India and Asia for commercialization in those regions. Advaxis entered into a clinical trial collaboration with MedImmune, the global biologics research and development arm of AstraZeneca, for a Phase 1/2 immunotherapy study to evaluate the safety and efficacy of MedImmune’s investigational anti-PD-L1 immune checkpoint inhibitor, MEDI4736, in combination with Advaxis’s ADXS-HPV as a treatment for patients with advanced, recurrent or refractory HPV-associated cervical cancer and HPV-associated head and neck cancer.

Advaxis’s second Lm-LLO immunotherapy candidate in clinical testing will be ADXS-PSA, which is being developed to address prostate cancer. Advaxis entered into a clinical trial collaboration agreement with Merck & Co., Inc. (“Merck”), known as MSD outside the United States and Canada, through its subsidiaries, to evaluate the combination of Advaxis’s Lm-LLO cancer immunotherapy, ADXS-PSA, with Merck’s PD-1 checkpoint inhibitor KEYTRUDA® (pembrolizumab). The planned clinical trial will evaluate the safety and efficacy of ADXS-PSA as monotherapy and in combination with pembrolizumab in a Phase 1/2 study of patients with previously treated metastatic, castration-resistant prostate cancer.

Advaxis is also developing Lm-LLO immunotherapy ADXS-HER2, to target the HER2 receptor expressing cancers. HER2 is expressed in certain solid-tumor cancers, including pediatric bone cancer (or osteosarcoma), breast cancer, esophageal, and gastric cancer. ADXS-HER2 has received orphan drug designation by the U.S. Food and Drug Administration (FDA) for the treatment of osteosarcoma. Advaxis is developing ADXS-HER2 for both human and animal-health, and has seen encouraging data in canine osteosarcoma, which is considered a model for human osteosarcoma. Advaxis has licensed ADXS-HER2 and three other immunotherapy constructs to Aratana Therapeutics, Inc. for pet therapeutics.

For more information about our cancer immunotherapies please visit www.advaxis.com.

Forward-Looking Statements

This news release contains forward-looking statements, including, but not limited to: statements regarding Advaxis’s ability to develop the next generation of cancer immunotherapies; and the safety and efficacy of Advaxis’s proprietary immunotherapy, ADXS-HPV. These forward-looking statements are subject to a number of risks, including the risk factors set forth from time to time in Advaxis’s SEC filings, including but not limited to its report on Form 10-K for the fiscal year ended October 31, 2013, which is available at http://www.sec.gov. Advaxis undertakes no obligation to publicly release the result of any revision to these forward-looking statements, which may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. You are cautioned not to place undue reliance on any forward-looking statements.

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KEYTRUDA is a registered trademark of Merck & Co., Inc.

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